EdR Promotes Richards to Executive Vice President
and Chief Operating Officer

— Updates Fall 2014 Pre-leasing Results —

MEMPHIS, Tenn., Sept. 9, 2014 — EdR (NYSE:EDR), a leader in the development, ownership and management of high-quality collegiate housing, today announced the promotion of Christine Richards to Executive Vice President and Chief Operating Officer from Senior Vice President and Chief Operating Officer. EdR also updated its fall 2014 pre-leasing statistics on Form 8-K and released an investor presentation in connection with upcoming investor meetings.

Mrs. Richards joined EdR in 2001 as regional director and has advanced several times. In the past five years, she successfully revamped EdR’s processes, systems and personnel to create market-leading leasing results and incomparable management services.

“During the last four years, Christine and her team have produced market-leading increases in same-community revenue and net operating income,” said Randy Churchey, EdR’s president and chief executive officer. “EdR has a best-in-class operations team and we look forward to her continued leadership and contributions as we move ahead.”

As of September 4, 2014, fall 2014 same-community pre-leasing occupancy was 96.2%, a 220 basis point improvement over the prior year, with a projected 2% increase in net rental rates.

“With less than a month remaining in the fall 2014 leasing cycle, we are confident that we will approach the higher end of our previously stated range of a 3% to 4% increase in same-community revenue for the 2014-2015 academic year,” said Richards.

New communities, representing 11 properties, are now 95.9% pre-leased as of September 4, 2014 at net rental rates consistent with initial underwriting.

The investor presentation and pre-leasing statistics are available on the investor relations section of EdR’s Web site at www.EdRtrust.com.

About EdR
EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 76 communities with nearly 42,000 beds serving 57 universities in 23 states. For details, please visit the company's Web site at www.EdRtrust.com.

For more information, contact:
Bill Brewer, Executive Vice President and Chief Financial Officer
901-259-2500 bbrewer@EdRtrust.com

For media information or photography, contact:
Susan Jennings, Vice President, Corporate Communication and Marketing
901-259-2506 sjennings@EdRtrust.com

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